Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF DESIGNATION AND PREFERENCES

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

EXOUSIA ADVANCED MATERIALS, INC.

Pursuant to and in accordance with Sections, 3053,  21.155 and 21.156 of the Texas Business Organization Code of the State of Texas, Exousia Advanced Materials, Inc., a Texas corporation (the "Corporation"), does hereby certify that, pursuant to the authority conferred on the Board of Directors by the Certificate of Formation of the Corporation, and pursuant and in accordance with Sections 3.053, 21.155 and 21.156 of the Texas Business Organization Code of the State of Texas,, the Corporation adopted the following amendments to the Certificate of Designation and Preferences for Series A Convertible Preferred Stock, (the "Series A Preferred Stock") that was filed with the Secretary of State of the State of Texas on January 15, 2010 (the "Certificate of Designation").

1.           Name of filing entity.  The name of the filing entity is Exousia Advanced Materials, Inc.

2.           Type of filing entity.  The Corporation is a Texas for profit corporation.

3.           Amendments.  This Certificate of Designation is amended as follows:

A.          Section 4(a) of the Certificate of Designation is amended and restated to provide as follows:

"(a)  Conversion of Series A Preferred Stock.  When the Articles of Incorporation of the Company shall have been amended to provide for sufficient additional shares of authorized Common Stock to allow such conversion,  the holders of  the Series A Preferred Stock shall have the right to convert their shares of Series A Preferred Stock into fully paid and nonassessable shares (subject to adjustment as herein provided in Section 5) of Common Stock (as hereinafter defined for purposes of this Section 4) of the Corporation at a conversion rate (the "Conversion Rate") of Twenty and 475/1000 (20.475) shares of Common Stock for each share of Series A Preferred Stock."

B.           Section 5 of the Certificate of Designation is amended and restated to provide as follows:

"Method of Conversion.

(a)  Conversion.  Immediately following the amendment of the Corporation's Articles of Incorporation to increase the number of authorized shares of Common Stock, each holder of shares of Series Preferred Stock shall have the right to convert such shares to the number of shares of Common Stock as determined by the Conversion Rate in effect at the time of conversion.   The holder of the Series A Preferred Stock may exercise such right by delivering written notice to the Corporation (the "Conversion Notice")

(b)  Manner of Effectuating Conversion.  In order to receive new shares of Common Stock following the exercise of such conversion right, each Preferred Shareholder shall surrender the original stock certificates representing his or her Preferred Stock in the Corporation at the office of the Corporation.

On the day ("Conversion Date") the Preferred Shareholder's Preferred Stock is surrendered for conversion and received by the Corporation, all in accordance with the foregoing provisions, and at such time the Corporation shall issue a certificate or certificates representing Preferred Shareholder's converted Common Stock and the Preferred Shareholder shall be treated for all purposes as the record holder of the number of shares of Common Stock, for which number of shares of Preferred Stock have been converted at such time; provided, however, that any such conversion on any date when the stock transfer books of the Corporation shall be closed shall be effective for all purposes at the opening of business on the next succeeding day on which such stock transfer book is open. "

4.           Adoption.  The Amendments set forth above have been approved in the manner required by the Texas Business Organizations Code and the governing documents by the Corporation.

IN WITNESS WHEREOF, Exousia Advanced Materials, Inc. has caused this certificate to be duly executed as of this 18th day of March, 2010.

EXOUSIA ADVANCED MATERIALS, INC.

By: /s Wayne Rodrigue
Title: Chairman and CEO